EXHIBIT 2.2

ARTICLES OF MERGER

OF

P. C. UNIVERSE, INC., a Florida Corporation

AND

THE POKER TV NETWORK, INC., a Nevada Corporation

The following Articles of Merger are submitted in accordance with the Florida Business Corporation Act, pursuant to section 607.1105, Florida Statutes.

FIRST:

The name and jurisdiction of the Surviving Corporation is The Poker TV Network, Inc., a Nevada corporation.

SECOND:

The name and jurisdiction of the Merging Corporation is P.C. Universe, Inc., a Florida corporation.

THIRD:

The Plan of Merger is attached.

FOURTH:

The merger shall become effective on the date the Articles of Merger are filed with the Florida Department of State.

FIFTH:

The Plan of Merger was adopted by the shareholders of the Surviving Corporation on June 1, 2006.

SIXTH:

The Plan of Merger was adopted by the shareholders of the Merging Corporation on June 1, 2006.

IN WITNESS WHEREOF, these Articles of Merger have been executed by each of the constituent corporations, on June 12, 2006.

P. C. UNIVERSE, INC.		THE POKER TV NETWORK, INC.

By:	/s/ Thomas M. Livia	By:	/s/ Michael Grasso
Tom Livia		Michael Grasso
Co-Chief Executive		President